UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

PHI GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	002-78335-NY	90-0114535
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5348 Vegas Drive # 237, Las Vegas, NV	89108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-475-5430

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On January 23, 2016, PHI Group, Inc. (the “Company”) entered into an agreement to purchase 50.90% of equity ownership (the “Exchange Ownership”) in Pacific Petro Commercial Joint Stock Company (aka Pacific Petro Trading Corporation), a Vietnamese company, hereinafter referred to as “Pacific Petro,” in exchange for a combination of $2 million in cash and/or Common Stock and/or Preferred Stock of the Company. The fair value for the Exchange Ownership will be determined by the majority shareholders of Pacific Petro (the “Majority Shareholders”) and the Company after the completion of a business valuation of Pacific Petro by an independent reputable appraisal company and the financial audits of Pacific Petro by a PCAOB-registered auditing firm.

Originally established as Binh Duong Gas LLC in 1998, Pacific Petro changed its name to Pacific Petro Commercial Joint Stock Company (aka Pacific Petro Trading Corporation) in May 2010. This company’s headquarters is located at 99 Ich Thanh Street, Truong Thanh Ward, District 9, Ho Chi Minh City, Vietnam. Website: http://www.pacificpetro.com.vn/

Pacific Petro is the third largest liquefied petroleum gas (LPG) company in Southern Vietnam, engaged in sales of liquefied petroleum gas (LPG), manufacturing of gas canisters and cylinders, filling of LPG, repair and maintenance of gas tanks, and wholesale of solid fuels, liquid, gas and related petroleum products.

This company owns a gas canister-manufacturing factory on a 215,200 square-foot lot in Ben Cat District, Binh Duong Province and a gas filling plant on a 65,600 square-foot lot in District 9, Ho Chi Minh City, Vietnam. It has also acquired a 93,600 square-foot lot Go Dau Industrial Park, Dong Nai Province to build a proprietary LPG storage area and has been granted 83 acres of land in Phu Huu Village, Nhon Trach District, Dong Nai Province to build an integrated port for imports of energy-related commodities and products.

In 2014 Pacific Petro generated approximately $26,670,000 in revenues and $613,000 in net profits. In 2015 it recorded $19,491,800 in revenues and $523,400 (unaudited) in net profits. The decreases in revenues and profits in 2015 were primarily due to declining prices of petroleum and its byproducts during last year. Pacific Petro expects to generate an average of $10,280,000 in additional revenues and $690,000 in net profits per annum from the new LPG storage facilities in Go Dau Industrial Park, and $4,000,000 in additional revenues and $530,000 in net profits by adding a new line of gas-canister manufacturing in 2016, respectively.

PHI Group has contacted Grant Thornton, BDO, and RSM, and one of these firms will be chosen by the Company’s auditors firms to conduct the business valuation for Pacific Petro in the next few weeks in order to determine the fair value for the transaction. This transaction will be terminated and become null and void if not closed by June 30, 2016, except otherwise agreed by the Majority Shareholders and the Company at a later time.

Item 9.01(d) Financial Statement and Exhibits

(d) Exhibits:

Exhibit Number:	Description

99.1	Exhibit 99.1 Private Stock Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHI GROUP, INC.
(Registrant)

Date: February 2, 2016

	By:	/s/ Henry D. Fahman
Henry D. Fahman
Chairman and CEO